December 15, 2011

U.S. Securities & Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4, and are in agreement with the statements as they related to our firm being made by NanoTech Entertainment, Inc. (the “Company”) in Item 4 of its Form 8-KA dated December 15, 2011, captioned “Changes in Registrant’s Certifying Accountant.”  We have no basis to agree or disagree with the other statements contained therein.

/s/Douglas W. Child

Douglas W. Child, CPA
Child, Van Wagoner & Bradshaw, PLLC